Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.) of our reports dated February 13, 2020, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.), appearing in the Annual Report on Form 10-K of INDUS Realty Trust, Inc. (formerly known as Griffin Industrial Realty, Inc.) for the year ended November 30, 2019.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New Haven, Connecticut

February 2, 2021